Exhibit 99.1

NEWS RELEASE

For Immediate Release

CONTACTS:

Investors:	Bernie Hertel, Inovio Biomedical, 858-410-3101
Media:	Jeff Richardson, Richardson & Associates, 805-491-8313

Inovio Biomedical Board of Directors

Adds Two New Members

David J. Williams, former chairman & CEO of the vaccines business of Sanofi-
Aventis Group, and Keith H. Wells, a vaccine developer for The Salk Institute, will help guide Inovio’s development of advanced vaccines

SAN DIEGO, CA October 26, 2009 — Inovio Biomedical Corporation (NYSE Amex: INO), a leader in DNA vaccine design, development and delivery, announced that its board of directors elected David J. Williams, former chairman and CEO of Sanofi Pasteur, the vaccine business of Sanofi-Aventis Group, and Keith H. Wells, a senior member of the Biologics Consulting Group and former director of vaccine development for The Salk Institute, to the board.

David J. Williams retired in 2008 as chairman & CEO of Sanofi Pasteur, the vaccines business of the Sanofi-Aventis Group. His leadership moved the company from a niche vaccine business to the global leader in vaccine development, production and sales, with revenues of more than $6 billion in 2007. Under his guidance, more than a billion doses of lifesaving vaccines were administered to more than 500 million people around the world each year, representing more than 25% of the global vaccine market. During his tenure the company licensed more than 30 new vaccines and launched hundreds of business development deals.

For the past 20 years, Keith H. Wells, a senior member of Biologics Consulting Group, has overseen all facets of vaccine development including process development and validation, manufacturing operations, and U.S. and European regulatory strategy for several international companies. He has directed vaccine development at Acambis, PLC, Oravax, and The Salk Institute, and provided R&D support to vaccine manufacturing at Merck & Co. He has a Ph.D. in microbiology and immunology from State University of New York Health Science Center at Syracuse.

Dr. J. Joseph Kim, president & CEO of Inovio, said: “These two business leaders each have multiple decades of experience leading and executing the development and commercialization of cutting-edge vaccine technology and important new vaccines. Their expertise will be invaluable to Inovio as we advance a new generation of vaccines - DNA vaccines delivered using the potency-enhancing capabilities of electroporation - that are displaying superior results and potential to not only prevent but treat challenging infectious diseases and cancers.”

Inovio Biomedical’s other board members are Avtar Dhillon, M.D., Inovio’s executive chairman; Dr. J. Joseph Kim, Inovio’s president & CEO; Simon Benito, former senior vice president of Merck’s vaccine division; Morton Collins, general partner of Battelle Ventures; and Ng Tee Khiang, co-founder of Evia Capital Partners and Evia Growth Opportunities.

About Inovio Biomedical Corporation

Inovio Biomedical is focused on the design, development, and delivery of a new generation of vaccines, called DNA vaccines, to prevent and treat cancers and infectious diseases. The company’s SynCon™ technology enables the design of DNA-based vaccines capable of protecting against both known and new, unknown strains of pathogens such as influenza. Inovio’s proprietary electroporation-based DNA vaccine delivery technology has been shown by initial human data to safely and significantly increase gene expression and immune responses. Inovio’s clinical programs include HPV/cervical cancer (therapeutic) and HIV vaccines. An IND has been filed for an avian influenza vaccine. Inovio is developing its universal and avian influenza vaccines in collaboration with scientists from the University of Pennsylvania, the National Microbiology Laboratory of the Public Health Agency of Canada, and the NIH’s Vaccine Research Center. Other partners and collaborators include Merck, Tripep, University of Southampton, National Cancer Institute, and HIV Vaccines Trial Network. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to, among other things, our plans to develop electroporation-based drug and gene delivery technologies and DNA vaccines. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in clinical trials and product development programs, including but not limited to the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications, that results from one study may not necessarily be reflected or supported by the results of other similar studies, that results from an animal study may not be indicative of results achievable in human studies, that clinical testing is expensive and can take many years to complete, that the outcome of any clinical trial is uncertain and failure can occur at any time during the clinical trial process, and that our electroporation technology and DNA vaccines may fail to show the desired safety and efficacy traits in clinical trials; the availability of funding; the ability to manufacture vaccine candidates; the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or our collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that we and our collaborators hope to develop; whether our proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity; the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2008, our Form 10-Q for the quarterly period ended June 30, 2009, and other regulatory filings from time to time. There can be no assurance that any product in Inovio’s pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.